Exhibit 99.1

April 6, 2006

Harry F. Hixson, Jr.

Chairman of the Board of Directors

Sequenom, Inc.

3595 John Hopkins Court

San Diego, CA 92121-1331

Dear Harry:

I hereby resign as a member of the Board of Directors of Sequenom, Inc., including all of the Board Committees on which I currently serve.

My resignation is contingent on and, unless accelerated by Sequenom as set forth below, will become effective immediately prior to the closing of the pending financing to be provided by ComVest Investment Partners II LLC, LB I Group Inc., Pequot Private Equity Fund IV, L.P. and Siemens Venture Capital GmbH. If Sequenom determines that it is advisable to make my resignation effective as of an earlier date, please let me know. Please consider this letter your authority to set the effective date at such earlier date.

I also understand that in consideration for my resignation and provided that the pending financing closes, that as of my effective resignation date, the company has offered and I shall be entitled to:

1.	Payment for the equivalent of the amount that I would have been paid for regular Board meeting attendance during the 12 month period following my resignation.

2.	Full vesting of my unvested shares subject to my October 24, 2003 stock option grant.

3.	Two thirds vesting of the shares subject to my June 17, 2005 stock option grant.

4.	A fully vested option to purchase 11,667 shares of common stock at an exercise price equal to the fair market value per share on the date of grant, to be granted immediately prior to the closing of the pending financing.

It has been my pleasure to serve the Sequenom stockholders as a director for the past eight years. I wish the Company much success.

Sincerely,

/s/ John E. Lucas

Accepted and agreed.

Sequenom, Inc.

By:	/s/ Harry Stylli
President and Chief Executive Officer